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Exhibit 99.1

        [TICKETMASTER LOGO]

Ticketmaster Reports Full Year 2001 EBITDA Increase of
107 Percent Over Prior Year

Ticketmaster Launches Ticketmaster Marketplace™
For Buying, Selling and Forwarding Tickets

Match.com Paid Subscribers Climb to 382,000 at Year-End 2001
A 143 Percent Increase Over Year-End 2000

Citysearch Continues its Aggressive Expense Reduction
While Increasing Resources for Accelerated Product Development

        Los Angeles, CA—January 28, 2002—Ticketmaster (NASDAQ: TMCS) today released quarterly and full year results for the period ended December 31, 2001.

        Revenues in the fourth quarter of 2001 increased 10.5 percent over the comparable year-ago period to $159.6 million. EBITDA in the fourth quarter of 2001 was $19.2 million, compared to EBITDA of $13.5 million in the year ago quarter, an improvement of 42.3 percent. Cash EPS** was $0.06 per share compared with a loss of $0.02 per share in the year ago quarter. First Call consensus for Cash EPS for the fourth quarter of 2001 was $0.04 per share.

        For the full year ended December 31, 2001, total company revenues were $675.2 million, compared to $606.7 million in the year ago period, an increase of 11.3 percent. EBITDA for the full year 2001 was $79.3 million, compared to $38.3 million in 2000, an increase of 107.3 percent over the year ago period. Prior period comparisons are based on results for the prior periods assuming that the combination with Ticketmaster Corporation occurred on January 1, 2000. For a complete presentation of the results, please see the financial tables attached to this press release.

        (*EBITDA—earnings before interest, taxes, depreciation, amortization, merger and other non-recurring charges, minority interest, advertising provided by USA Networks, Inc. for which no consideration was paid by the Company, non-cash compensation, equity income/loss of unconsolidated affiliates, investment losses, net and other income and expenses. **Cash EPS—basic earnings per share excluding amortization, merger and other non-recurring charges, equity in income/loss of unconsolidated affiliates, advertising provided by USA Networks, Inc. for which no consideration was paid by the Company, non-cash compensation and investment losses, net).

Financial Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2001	2000 (a)	Change	2001	2000 (a)	Change
	$ in thousands
Revenues
Ticketing operations	$131,776	$122,656	7.4%	$579,679	$518,565	11.8%
Personals	17,561	7,173	144.8%	49,249	29,122	69.1%
City guide	10,256	14,062	-27.1%	46,107	50,889	-9.4%
Other	0	505	NM	149	8,144	NM

Total Revenue	$159,593	$144,396	10.5%	$675,184	$606,720	11.3%

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2001	2000 (a)	Change	2001	2000 (a)	Change
	$ in thousands
EBITDA*
Ticketing operations	$21,473	$24,419	-12.1%	$106,248	$100,025	6.2%
Personals	7,604	1,379	451.4%	16,512	6,206	166.1%
City guide	(7,086)	(10,837)	34.6%	(32,786)	(53,499)	38.7%
Corporate and other	(2,767)	(1,451)	-90.7%	(10,655)	(14,477)	26.4%

Total EBITDA*	$19,224	$13,510	42.3%	$79,319	$38,255	107.3%

(a)
The unaudited financial information for 2000 gives effect to the combination with Ticketmaster Corporation as if the combination had occurred at the beginning of the year. The unaudited results of operations are based on accounting for the combination at historical cost in a manner similar to that in pooling-of-interests accounting.

(*EBITDA—earnings before interest, taxes, depreciation, amortization, merger and other non-recurring charges, minority interest, advertising provided by USA Networks, Inc. for which no consideration was paid by the Company, non-cash compensation, equity income/loss of unconsolidated affiliates, investment losses, net and other income and expenses.)

        "This was a very strong quarter for our businesses despite the still lingering effects of events in September and the weak economic environment. We exceeded our overall financial expectations for the quarter. In particular, our new Ticketmaster Marketplace™ product and Match.com exhibited strong momentum as we head into 2002," said John Pleasants, president and chief executive officer. "This was a year of tremendous achievement for Ticketmaster as we successfully combined two very large organizations, more than doubled EBITDA, and set a strong foundation for our long-term growth objectives."

Fourth Quarter Highlights Include:

  •
  Ticketmaster developed and deployed new client driven products such as ticketfast™, Ticketmaster AccountMaster™ and Ticketmaster Marketplace™.

  •
  Registered online users at Ticketmaster increased to more than 6 million.

  •
  Ticketmaster acquired Billettservice AS, the largest ticketing company in Norway.

  •
  Match.com ended the quarter with total paid subscribers of 382,150, an increase of 51 percent from the end of the preceding quarter.

  •
  Citysearch named Best Cityguide 2002 (Yahoo! Internet Life) and Top 100 Websites (PC Magazine).

  •
  Citysearch newsletter subscribers exceeded one million.

Ticketing Operations

        Fourth quarter revenues from Ticketing operations were $131.8 million, compared with $122.7 million in the year ago quarter, an increase of 7.4 percent. The revenue increase reflects an increase in the number of tickets sold, a 2.2 percent increase in revenue per ticket (from $5.87 to $6.00) and the acquisition of ReserveAmerica. Tickets sold increased from 18.7 million in the fourth quarter of 2000 to 20.3 million in the fourth quarter of 2001.

        "The goal in our ticketing operations is to couple our premier ticketing distribution services with our new market-making products that help facilitate and stimulate ticket transactions," said Pleasants. "Our efforts to transform the core of our ticketing operations through the introduction of Ticketmaster Marketplace™, TicketAlerts™ and ticketfast™ clearly sets the path for us to become a company that dynamically sells and markets tickets."

        EBITDA from Ticketing operations in the fourth quarter of 2001 was $21.5 million compared with $24.4 million, a decrease of 12.1 percent. The decrease in EBITDA during the quarter was primarily due to a decline in EBITDA in selected international operations; declines in the Company's software sales operations which are more sensitive to economic conditions; and the inclusion of ReserveAmerica (which was profitable on an EBITDA basis for the year, but due to seasonality loses money in the fourth quarter) in the current year period.

        Online ticketing revenue in the fourth quarter of 2001 was $46.7 million, compared to $34.4 million a year ago, an increase of 35.7 percent. The percentage of tickets sold online was 33.9 percent compared with 27.9 percent in the fourth quarter of 2000. Gross transaction value in the fourth quarter for online ticket sales was $335.2 million compared to $237.2 million in the year ago quarter.

        "Working with our clients we have been able to develop marketing programs that encourage use of the Internet as a distribution platform. Internet-only pre sales and targeted email-based marketing programs are effective tools in increasing the percent of tickets sold online and assisting our clients to sell more tickets overall," said Pleasants. "For 2002, we have set a goal of achieving by year end a run rate of at least 45 percent of tickets being sold online."

        Total tickets sold in the full year 2001 was 86.7 million compared with 83.0 million a year ago. The percentage of tickets sold online was 32.1 percent compared with 24.5 for the full year 2000. Gross transaction value for the full year 2001 was $3.6 billion.

Personals (Match.com and Affiliates)

        Fourth quarter revenue from the personals business was $17.6 million compared with $7.2 million in the year ago period, an increase of 144.8 percent from the year ago quarter. EBITDA in the fourth quarter increased to $7.6 million, from $1.4 million a year ago, an increase of 451.4 percent, reflecting the increase in paid subscribers.

        At the end of the fourth quarter of 2001, the personals operations had 382,150 paying subscribers compared to 156,945 at year-end 2000, an increase of 143.5 percent.

        "Match.com gained significant traction in the quarter with paid subscribers increasing more than 50 percent from the preceding quarter," said Pleasants. "Driven by increasing acceptance of online dating, effective marketing efforts through multiple channels and key partner relationships such as America Online and MSN, we have been able to effectively scale the business growing to more than 2.5 million members with profiles posted today. Looking ahead, we plan to continue to build the Match.com brand through increased marketing, including a significant television advertising campaign launching in the first quarter and international expansion, while investing in our core consumer proposition which is to deliver the best matching experience on the Web."

        In the first and second quarters of 2002, Match.com plans to introduce significant new product enhancements including instant messaging and enhanced searching and matching capability, and to launch new international products in selected European countries to capitalize on its rapidly growing international user base.

City Guide and Evite

        Revenue from City guide operations was $10.3 million in the fourth quarter of 2001, a 27.1 percent decrease from $14.1 million in the comparable year-ago period. EBITDA from City guide operations in the fourth quarter was a loss of $7.1 million compared with a loss of $10.8 million a year ago, a 34.6 percent improvement, reflecting Citysearch's initiatives to reduce operating costs and focus on higher margin products.

        Citysearch also announced today a further restructuring of its operations in pursuit of its strategy to achieve breakeven financial performance in 2003. The restructuring continues Citysearch's efforts to focus on higher margin revenue opportunities by city, customer base, and product, and to reduce its overall cost base. The restructuring will result in the termination of 111 employees. In addition, Citysearch reiterated its commitment to product improvement and innovation by increasing personnel devoted to product engineering and development.

        "Citysearch continues to develop and bring to market new and innovative local advertising products such as Citysearch Offers and Citysearch's advertiser Self Enrollment program. Citysearch is also seeking to leverage its partner relationships to achieve cost-effective distribution," said Pleasants. "We are particularly pleased with the progress Citysearch has made in building out its affiliate directory program. Four of its new important partners include OPEN: The Small Business Networksm from American Express, Oracle Small Business, RezConnect and Cybergolf. These partner companies help sell the Citysearch Enhanced Listings product allowing small businesses to reach Citysearch's nearly five million users."

        Evite's monthly average of unique users in the fourth quarter of 2001 was 1.3 million, an increase of 62.5 percent from the third quarter 2001 average monthly users. Evite now averages more than 3.6 million sent invitations a month, up from 2.5 million average invitations sent in the third quarter of 2001.

Audience and Traffic Highlights

        Total online network traffic grew significantly during the quarter to an estimated 2.3 billion page views, a 65.0 percent increase from the preceding quarter. In December, according to Jupiter Media Metrix, Ticketmaster's combined reach among home and work users was 11.7 percent and unique users was 12.5 million, an increase in unique users of 73.8 percent from the year ago comparable period.

Ticketmaster Advertising on USA Networks

        During the quarter USA Networks provided advertising and promotional support to Ticketmaster as well as to certain partners of the Company in connection with strategic relationships. The Company recorded a non-cash charge of approximately $4.3 million in the fourth quarter of 2001 related to such support.

Adoption of New Accounting Rules for Goodwill

        Effective January 1, 2002, all calendar year companies will be required to adopt the new accounting rules for goodwill. The new rules eliminate amortization of goodwill and other intangible assets with indefinite lives and establish new measurement criterion for goodwill and other intangible assets. Although it has not completed its assessment, the Company anticipates a write-off of $75 to $125 million primarily related to the City guide segment. Although Citysearch is expected to generate positive cash flows in the future, due to cash flow discounting techniques required by the new rules, the discounted future cash flows do not support current carrying values. The new accounting rule is expected to reduce the Company's annual amortization of goodwill and other intangible assets by approximately $115 million.

Conference Call

        The Company will host a conference call to discuss its fourth quarter results which is open to all parties. The call will be held on Monday, January 28, 2002 at 4:30 p.m. Eastern Time. Those parties in the United States and Canada interested in participating in the telephone conference should call (212) 547-0305 (toll call) and use pass code Ticketmaster or listen on the Web at www.abouttmcs.com.

        Replays of the conference call will begin approximately one hour after its completion and will run until 4:00 p.m. Central Time on February 4, 2002. To hear the replay, parties in the United States and Canada should call (402) 344-6793 (toll call). An online replay of the conference call will be available at www.abouttmcs.com.

About Ticketmaster

        Ticketmaster (NASDAQ: TMCS), the world's leading ticketing and access company, sold 86.7 million tickets in 2001 valued at more than 3.6 billion dollars, through approximately 3,300 retail Ticket Center outlets; 20 worldwide telephone call centers; and ticketmaster.com. Ticketmaster serves more than 6,200 clients worldwide and acts as the exclusive ticketing service for hundreds of leading arenas, stadiums, performing arts venues, and theaters. The Company also operates Match.com, the premier online matchmaking service, and Citysearch, a leading online local network enabling people to get the most out of their city. Located in Los Angeles, California, Ticketmaster is majority owned by USA Networks, Inc. (NASDAQ: USAI) and is a part of its Interactive Group. Ticketmaster was formed through the combination of the operations of Ticketmaster Online-Citysearch and Ticketmaster Corporation in January 2001 and renamed Ticketmaster.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        This press release contains forward-looking statements about Ticketmaster (the "Company"), including statements concerning its future product plans. These forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from these statements. These forward-looking statements are based on the Company's expectations as of the date of this release and the Company undertakes no obligation to update these statements. Among the risks and uncertainties that could adversely affect the Company's actual results are: that the Company may not realize the synergies and other intended benefits of the combination of Ticketmaster and Ticketmaster Online-Citysearch; that the Company may have difficulty overcoming problems associated with rapid expansion and growth; the dependence of the Company's business on entertainment, sporting and leisure events; quarterly fluctuations in the Company's revenues which could adversely affect the market price of the Company's stock; the risks of operating internationally; the dependence of the Company on its relationships with clients; the Company's future capital needs and the uncertainty of additional financing; the Company's dependence on key personnel and need to hire additional qualified personnel; control of the Company by USA Networks, Inc.; the potential for conflicts of interest between the Company and USA Networks, Inc.; the Company's need to continue to promote its brands; risks associated with competition; the Company's reliance on third party technology; network security risks; the Company's need to be able to adapt to rapid technological changes; liability associated with the information displayed or accessed on the Company's web sites; intellectual property infringement risks; risks associated with changing legal requirements on the Company's operations, including privacy concerns; litigation risks; the dilutive effect of future acquisitions; risks associated with the failure to maintain the Company's domain names; the risk to its stock price associated with the Company's anti-takeover provisions; and the risk associated with ongoing litigation and governmental investigations relating to the Company's business practices. Investors are encouraged to read the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

        Ticketmaster is the owner or licensee of its name and logo trademarks and service marks. All other trademarks and trade names are the property of their respective owners.

TICKETMASTER
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2001	December 31, 2000
	(unaudited)	(a)
ASSETS
Current assets:
Cash and cash equivalents	$142,891	$120,809
Marketable securities	5,883	7,938
Accounts receivable, ticket sales	29,696	32,395
Accounts receivable, trade	23,695	29,710
Contract advances	12,061	10,551
Prepaid expenses and other current assets	12,144	14,905

Total current assets	226,370	216,308
Property, equipment and leasehold improvements, net	75,604	88,386
Goodwill and other intangibles, net	1,032,760	1,185,948
Other assets	59,494	52,301
Deferred income taxes, net	127	3,391

Total assets	$1,394,355	$1,546,334

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$790	$4,778
Accounts payable, trade	16,151	10,652
Accounts payable, clients	102,011	97,687
Accrued expenses	65,358	67,618
Due to USAi and affiliates	2,714	—
Deferred revenue and other	20,909	14,764

Total current liabilities	207,933	195,499
Long-term debt, net of current portion	752	13,092
Due to USAi and affiliates	—	181,411
Other long-term liabilities	17,149	9,347
Minority interest	755	4,631
Stockholders' equity:
Common stock	1,418	1,410
Additional paid-in capital	1,706,686	1,516,484
Accumulated deficit	(536,396)	(371,922)
Accumulated other comprehensive loss	(3,942)	(3,618)

Total stockholders' equity	1,167,766	1,142,354

Total liabilities and stockholders' equity	$1,394,355	$1,546,334

TICKETMASTER
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended December 31,		Year Ended December 31,
	2001	2000	2001	2000
		(unaudited)
Revenues:
Ticketing operations	$131,776	$122,656	$579,679	$518,565
Personals	17,561	7,173	49,249	29,122
City guide	10,256	14,062	46,107	50,889
Other	—	505	149	8,144

Total revenues	159,593	144,396	675,184	606,720

Operating costs and other expenses:
Ticketing operations	83,655	76,998	370,976	330,434
Personals operations	6,104	2,169	15,685	8,718
City guide operations	9,307	11,389	40,513	45,345
Other	—	510	142	12,124
Sales and marketing	18,504	24,417	82,621	87,772
General and administrative	28,563	21,392	106,163	92,698
Depreciation and amortization	53,298	73,289	207,199	223,889
Merger and other non-recurring charges	—	4,103	976	4,103

Total operating costs and other expenses	199,431	214,267	824,275	805,083

Loss from operations	(39,838)	(69,871)	(149,091)	(198,363)

Other (income) expenses:
Interest income	(387)	(798)	(2,106)	(3,879)
Interest expense	59	2,709	2,544	8,877
Equity in net (income) loss of unconsolidated affiliates	741	(462)	57	2,174
Investment losses, net	4,085	8,814	10,764	8,814
Other expenses	—	2,180	—	2,180

Total other expenses	4,498	12,443	11,259	18,166

Loss before income taxes and minority interest	(44,336)	(82,314)	(160,350)	(216,529)
Minority interest in income (loss)	463	(448)	(957)	(1,234)
Income tax provision	1,154	2,994	5,081	14,728

Net loss	$(45,953)	$(84,860)	$(164,474)	$(230,023)

Basic and diluted net loss per share	$(0.32)	$(0.60)	$(1.16)	$(1.65)

Shares used to compute basic and diluted net loss per share	141,683	140,757	141,440	139,374

Supplemental Financial Information (b)
EBITDA (c)	$19,224	$13,510	$79,319	$38,255

Cash EPS (d)	$0.06	$(0.02)	$0.30	$(0.10)

Advertising provided by USA Networks, Inc. for which no cash was paid by Ticketmaster	$4,274	$5,645	$17,715	$7,252

Non-cash compensation	$1,490	$344	$2,520	$1,374

Amortization	$44,163	$63,333	$174,872	$192,389

Notes:

(a)
The December 31, 2000 balance sheet represents the combination of Ticketmaster Online-Citysearch and Ticketmaster Corporation. This combination was accounted for as an exchange of assets between entities under common control in a manner similar to the pooling of interests method of accounting.

(b)
The accompanying supplemental financial information is presented for informational purposes only and should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles.

(c)
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, minority interest, merger and other non-recurring charges, advertising provided by USA Networks, Inc. for which no consideration was paid by Ticketmaster, non-cash compensation, equity in income/loss of unconsolidated affiliates, investments losses, net and other income/expense.

(d)
Cash EPS is defined as basic earnings per share excluding amortization, merger and other non-recurring charges, advertising provided by USA Networks, Inc. for which no consideration was paid by Ticketmaster, non-cash compensation, equity in income/loss of unconsolidated affiliates and investment losses, net.

For More Information:
Media:
Kandus Kane, Ticketmaster, 213-639-8821; kandus.kane@ticketmaster.com
Eric Jaffe, Ticketmaster, 213-639-8823; eric.jaffe@ticketmaster.com
Investors:
Mary McAboy, Ticketmaster, 213-639-8819; mary.mcaboy@ticketmaster.com

Ticketmaster's corporate headquarters is located at 3701 Wilshire Boulevard, Los Angeles, California, 90010; 213-639-6100; info@citysearch.com.

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TICKETMASTER CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
TICKETMASTER CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share information)